EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Tessera to Request Full ITC Review of Administrative Law Judge’s Initial Determination

SAN JOSE, Calif. – Dec. 8, 2008 – Tessera Technologies, Inc. (NASDAQ: TSRA) today announced it will request a full review of the Initial Determination issued on December 1, 2008 by the Administrative Law Judge (ALJ) in the International Trade Commission (ITC) Investigation No. 337-TA-605 brought by Tessera against certain wireless chip and handset manufacturers (Wireless ITC action).

In the Initial Determination, the ALJ agreed with Tessera on most of the material disputes between the parties and accepted Tessera’s arguments on standing, claim construction, and priority date. The ALJ rejected each of the invalidity arguments raised by the respondents and ruled that Tessera’s patents remain valid.

The ALJ disagreed, however, that the methodology used by one of Tessera’s expert witnesses was sufficient to prove infringement. In notable contrast to this aspect of the ruling, the full ITC upheld the same witness’s methodology as a basis for finding infringement in Investigation No. 337-TA-432 (Sharp ITC action, 2002). Additionally, the same witness’s methodology and testimony were accepted by the three-judge tribunal in Tessera’s recent arbitration against Amkor Technology, Inc.

“The Initial Determination affirms the validity and enforceability of our patents, which once again strengthens our position with our existing patent license customers,” said Henry R. “Hank” Nothhaft, president and CEO of Tessera. “It also raises an important policy question for the ITC, namely, whether the methodology that has been accepted in other Tessera cases and that was validated by the ITC in the Sharp action in 2002 should continue to be followed. U.S. domestic businesses like Tessera that develop new technologies and drive economic growth through innovation rely on the consistent application of intellectual property laws and rulings by the ITC and other judicial authorities to protect their business, employees and customers.”

Tessera’s petition for review is currently due to be filed with the ITC on December 15, 2008. The respondents in the Wireless ITC action will be permitted to respond to Tessera’s petition in their own filing. According to the current schedule for the investigation, the ITC Commission will decide whether to review the Initial Determination by January 30, 2009, and may request additional briefing at that time. If the Commission declines to review the Determination, it would become final and Tessera would be permitted to appeal the decision to the Court of Appeals for the Federal Circuit. If, on the other hand, the Commission elects to review the Initial Determination, the Commission’s Final Determination accepting or rejecting a reversal would be scheduled to be issued by April 3, 2009, after which either Tessera or the respondents may appeal to the Federal Circuit.

About Tessera

Tessera is a leading provider of miniaturization technologies for the electronics industry. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.